UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2005

GENESIS HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50351	20-0023783

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East State Street, Kennett Square, PA 19348

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 610-444-6350

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

     On June 9, 2005, Genesis HealthCare Corporation (the “Company”) and NeighborCare, Inc. (formerly Genesis Health Ventures, Inc.) (“NCI”) entered into Amendment No. 1 to the Tax Sharing Agreement, dated as of December 1, 2003 (the “tax sharing amendment”), and Amendment No. 1 to the Transition Services Agreement, dated as of December 1, 2003 (the “transition services amendment”). On June 9, 2005, the Company and NeighborCare Pharmacy Services, Inc., NCI’s subsidiary (“NCPS”), entered into Amendment No. 2 (the “2005 pharmacy services amendment”) to the Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services, dated as of December 1, 2003 (the “pharmacy services agreement”), as amended on May 7, 2004 (the “2004 pharmacy services amendment”).

      Prior to December 1, 2003, the Company’s operations were owned by NCI. On December 1, 2003, NCI completed the distribution (the “spin-off”) of the Company’s common stock and on December 2, 2003, the Company’s common stock began trading publicly on the Nasdaq National Market System. The Company and NCI have agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, the Company and NCI have agreed to certain mutually beneficial commercial arrangements intended to reflect terms similar to those that would be agreed to by parties bargaining at arms-length. The amendments described in this Current Report on Form 8-K relate to certain of these agreements, each of which are described in more detail in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2004.

     Tax Sharing Amendment

     The tax sharing amendment prohibits NCI or its successors from changing or amending any combined tax returns for periods ending on or before September 30, 2001 without the Company’s consent. In addition, the Company was granted a joint right, in the event of a change in control of NCI, to represent members of combined tax returns in any tax proceeding directly relating to the net operating loss (“NOL”) carryforward available to the Company and, pursuant to this joint right, the Company and NCI agreed that neither will file any amended tax returns, enter into any settlement agreement with the Internal Revenue Service or take any other action that could be reasonably expected to have an adverse impact on the other party without the other party’s consent, which consent shall not be unreasonably withheld or delayed. As defined in the tax sharing amendment, a “change in control” occurs, generally, at any time when individuals serving on NCI’s board of directors as of June 9, 2005 no longer constitute at least a majority of the NCI board. The tax sharing amendment also increases the percentage of the NOL carryforward limitation that NCI must allocate to the Company.

     Transition Services Amendment

     Pursuant to the transition services amendment, the Company and NCI adjusted the pricing of transition services provided by the Company to NCI for the period prior to January 1, 2005 and during the three month period ended March 31, 2005. In addition, the Company agreed to discount the cost to NCI of transition services provided during the five month period ending September 1, 2005; provided that such discount shall not exceed actual cost. The amount of the discount reduces in the event of NCI’s continued use of the transition services of the Company, including but not limited to, NCI’s failure to vacate the data center owned by the Company by certain specified dates. The Company also agreed to bear any severance costs associated with NCI’s termination of transition services. Each of the Company and NCI further agreed to release one another from any claims relating to adjustments for cash amounts due one another as of December 1, 2003.

     Pharmacy Services Amendment

     The 2005 pharmacy services amendment reinstates the provision in the pharmacy services agreement pursuant to which the Company and NCPS agreed to negotiate any adjustments in pricing at least 180 days prior to December 1, 2008. The 2004 pharmacy services amendment had accelerated by nine months the Company’s ability to renegotiate pricing.

     The foregoing summary of the tax sharing amendment, the transition services amendment and the 2005 pharmacy services amendment is qualified in its entirety by the full and complete text of the amendments, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated by reference into this Item 1.01.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial Statements of businesses acquired.

None.

(b)	Pro forma financial information.

None.

(c)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Amendment No. 1, dated as of June 9, 2005, to the Tax Sharing Agreement, dated as of December 1, 2003, by and between NeighborCare, Inc. (formerly Genesis Health Ventures, Inc.) and Genesis HealthCare Corporation.

10.2	Amendment No. 1, dated as of June 9, 2005, to the Transition Services Agreement, dated as of December 1, 2003, by and between NeighborCare, Inc. (formerly Genesis Health Ventures, Inc.) and Genesis HealthCare Corporation.

10.3	Amendment No. 2, dated as of June 9, 2005, to the Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services, dated as of December 1, 2003 and as amended on May 7, 2004, by and between NeighborCare Pharmacy Services, Inc. and Genesis HealthCare Corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2005	GENESIS HEALTHCARE CORPORATION

By:	/s/ James V. McKeon
Name: James V. McKeon
Title: Chief Financial Officer